                                   Exhibit 8




                                             April 19, 1999


Rockport National Bancorp, Inc.
16 Main Street
Rockport, MA  01966

Gentlemen:

     We have acted as special counsel to Rockport National Bancorp, Inc. (the "Company") in connection with a Registration Statement on Form S-4 currently being filed with the Securities and Exchange Commission by the Company relating to the proposed merger ("Merger") of Rockport National Bank with the Interim National Bank of Rockport under the charter of Rockport National Bank and the issuance of one share of the Company's common stock for each share of the common stock of Rockport National Bank (the "Reorganization").

     We refer to the combined Proxy Statement and Prospectus included in the Registration Statement and the caption "Federal Tax Consequences of the Reorganization" therein. The description of certain federal income tax consequences of the Reorganization as set forth under such caption states our opinion as to certain federal income tax consequences of the Reorganization and other federal income tax matters, as described in such caption and subject to the conditions and qualifications therein set forth.

     We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the references to us and to the use of our tax opinion stated under the caption "Federal Tax Consequences of the Reorganization" in the Registration Statement and Proxy Statement and Prospectus.

                                    Sincerely,

                                    /s/ Cranmore, FitzGerald & Meaney

                                    CRANMORE, FITZGERALD & MEANEY